MSB FINANCIAL, INC. REPORTS EARNINGS
FOR THIRD QUARTER

Marshall, Michigan, April 17, 2003/Business Wire/ -- MSB Financial, Inc. (Nasdaq SmallCap: MSBF), the holding company for Marshall Savings Bank, FSB, with its fiscal year ending June 30, 2003, today reported financial results for the three and nine month periods ended March 31, 2003.

Net income for the three month period ended March 31, 2003 totaled $476,000, or $.37 per diluted share, compared to $316,000, or $.25 per diluted share for the same period the previous year, an increase of 50.6%. For the nine month period ended March 31, 2003, net income totaled $1.4 million, or $1.10 per diluted share, compared to $1.2 million, or $.97 per diluted share for the same period the previous year, an increase of 16.7%.

Net interest income for the three month period ended March 31, 2003 increased 4.9% to $1.0 million, compared to $955,000 for the same period last year. Net interest income for the nine month period ended March 31, 2003 increased 6.3% over the same period the previous year. Contributing to increases in net interest income were deposit accounts repricing at lower interest rates and a reduction in FHLB advances resulting in lower interest expense.

Noninterest income totaled $574,000 for the three month period ended March 31, 2003, compared to $319,000 for the same period the previous year, an increase of 79.9%. For the nine month period ended March 31, 2003, noninterest income totaled $1.8 million, compared to $1.1 million for the same period last year, an increase of 63.1%. This increase was primarily due to increases in gain on sale of loans and deposit account fees during the above periods.

Noninterest expense increased $77,000 and $529,000 for the three and nine month periods ended March 31, 2003, respectively, as compared to the same periods the previous year. These increases were primarily the result of the purchase and operation of a branch office location in March 2002, as well as increased real estate owned expenses.

Net loans, including loans held for sale, decreased $5.4 million from June 30, 2002, as management felt it prudent, given the low interest rate environment, to sell fixed rate loan originations in the secondary market. Non-performing loans at March 31, 2003 totaled $1.2 million, compared to $707,000 at June 30, 2002.

Total assets of MSB Financial, Inc. as of March 31, 2003 were $103.2 million, compared to total assets at June 30, 2002 of $108.2 million. At March 31, 2003 deposits totaled $73.3, million, a decrease of $1.0 million from June 30, 2002. Shareholders equity totaled $14.9 million, or $11.47 per share, as of March 31, 2003.

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MSB FINANCIAL, INC.
SUMMARY OF FINANCIAL HIGHLIGHTS
Unaudited
Condensed Consolidated Statements of Financial Condition

	March 31, 2003	June 30, 2002
(Dollars in thousands)
ASSETS
Cash and cash equivalents	$7,889	$4,673
Securities available for sale	8,850	11,147
Loans, net	77,916	83,428
Other assets	8,562	8,907
Total Assets	$ 103,217	$108,155

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$ 73,313	$ 74,340
Borrowings	11,558	15,438
Other liabilities	3,420	2,319
Total Liabilities	$ 88,291	$ 92,097

Total Shareholders' Equity	14,926	16,058

Total Liabilities and Shareholders' Equity	$ 103,217	$108,155

Condensed Consolidated Statements of Income

	Nine months ended March 31		Three months ended March 31
	2003	2002	2003	2002
(Dollars in thousands)
Interest income	$ 4,783	$ 5,202	$ 1,495	$ 1,631
Interest expense	2,282	1,680	493	676
Net interest income	3,103	2,920	1,002	955
Provision for loan losses	110	61	45	12
Net interest income after provision for loan losses	2,993	2,859	957	943
Noninterest income	1,781	1,092	574	319
Noninterest expense	2,657	2,128	836	759
Income before federal income tax expense	2,117	1,823	695	503
Federal income tax expense	718	624	219	187
Net income	$ 1,399	$ 1,199	$ 476	$ 316

Basic earnings per share	$ 1.11	$ 0.99	$ 0.37	$ 0.26
Diluted earnings per share	$ 1.10	$ 0.97	$ 0.37	$ 0.25
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CONTACT: MSB Financial
      Charles B. Cook, 269/781-5103
      www.marshallsavings.com